Exhibit 10.5
GIGABIT TECHNOLOGY LICENSE AGREEMENT
          This GIGABIT TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) is dated and effective as of July 11, 2008, and hereby entered into by and between 3Com Corporation (“3Com”), on the one hand, and Realtek Semiconductor Corporation (“Realtek) and Amber Universal Inc. (collectively, the “Realtek Group”), on the other hand. There are no other parties to this Agreement.
RECITALS
          WHEREAS, 3Com is a Delaware corporation, with an office at 350 Campus Drive, Marlborough, Massachusetts;
          WHEREAS, Realtek is a Taiwanese corporation, with an office at No. 2, Innovation Road II, Hsinchu Science Park, Hsinchu 300, Taiwan;
          WHEREAS, Amber Universal Inc. is a British Virgin Islands Corporation, with an office at The Lake Building, 1st Floor, Wickhams Cay 1, Road Town, Tortola, BVI ;
          WHEREAS, for purposes of this Agreement, 3Com and the Realtek Group shall be referred to collectively as the “Parties” and individually as a “Party”;
          WHEREAS, 3Com is the owner of certain United States patents, including United States Patent Nos. 6,115,776 and 6,327,625(collectively, the “Gigabit Patents”); and
          WHEREAS, 3Com agrees to provide for the licensed use by the Realtek Group of the Licensed Gigabit Technology (as defined below), in exchange for good and valuable consideration;
          NOW, THEREFORE, in consideration of the undertakings contained herein, the Parties hereto covenant and agree as follows:
1.	TECHNOLOGY LICENSES
1.1	In consideration of the sums to be paid to 3Com as set forth in Section 2, subject to all terms and conditions set forth in this Agreement, 3Com hereby grants to the Realtek Group and Realtek Subsidiaries a fully paid-up, non-exclusive, non-sublicensable license to make, have made, use, offer to sell, sell, and import the Covered Products (as defined below) in the United States under the Licensed Gigabit Technology (as defined below), from the date of issue of the Gigabit Patents until the last expiration date of the patents within the Licensed Gigabit Technology. Notwithstanding the foregoing, this license shall not take effect until payment is made under Section 2.1 below, and shall then take effect only if, at that time, Realtek is in full compliance with the terms of this Agreement and any other license agreements between the Parties. “Licensed Gigabit Technology” shall include: (i) the Gigabit Patents; (ii) all United States patents which claim priority to or through any of the Gigabit Patents or that are listed as related applications in any of the Gigabit Patents; (iii) all related United States

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continuation, continuation-in-part, parents, ancestors, children, descendants, divisional, reissue, extension and reexamination patents, and all corresponding foreign patents and other counterparts of the Gigabit Patents described in subparagraphs (i) and (ii) above, together with all patents anywhere in the world which claim priority (in whole or in part, directly or indirectly) from any of the foregoing patents or from any patent applications from which any of the foregoing patents issued or issue; and (iv) all technical, manufacturing and production know-how, processes, protocols, standard operating procedures, and product designs related to the technology of the Gigabit Patents in the Covered Products that are or were developed by the Realtek Group and/or any Realtek Subsidiary, and are or were utilized by any of them in the design and/or manufacture of Covered Products, provided, however, that such license shall not include any other patent owned by 3Com whatsoever. “Covered Products” shall mean those products identified in Exhibit A hereto, and any later versions thereof or other products technologically derived therefrom (in whole or in part) and any network adapter and/or interface devices or components, in each case that are (a) made by or for Realtek and/or its Subsidiaries (as defined below), and (b) sold by Realtek and/or its Subsidiaries to their direct customers (including, without limitation, distributors) as a Realtek or Realtek-Subsidiary Product (as defined below). For purposes of this Agreement, a “Realtek or Realtek-Subsidiary Product” shall be a product designed by Realtek and/or its Subsidiary, and sold by Realtek and/or its Subsidiary under a Realtek and/or Realtek Subsidiary part number and/or with a Realtek and/or Realtek Subsidiary topmark. For purposes of this Agreement, a part designed and sold by Realtek and/or a Realtek Subsidiary using a part number requested by the customer shall be considered “sold by Realtek and/or a Realtek Subsidiary under a Realtek and/or Realtek Subsidiary part number.” For purposes of this Agreement, “Subsidiary” shall mean a corporation, partnership or other legal entity in which Realtek (x) owns a majority of the voting stock or other voting or controlling interests, and (y) has effective management control.

1.2	The Realtek Group agrees to mark all Covered Products manufactured and sold at all times in a manner consistent with 35 U.S.C. § 287. The Realtek Group may discharge this duty, without limitation, by stamping or printing the U.S. patent numbers of the Gigabit Patents on the Covered Products, or by stating in its associated software license or on its associated packaging that the product is covered by one or more of the Gigabit Patents, together with their applicable U.S. patent numbers. The Realtek Group shall supply, upon reasonable request by 3Com, proof of marking of Covered Products. Substantial ongoing failure to mark a Covered Product in an appropriate manner shall void the licenses granted herein with respect to that Covered Product.

1.3	Subject to timely payment in full of the sums set forth in Section 2, 3Com covenants not to sue Realtek, its Subsidiaries, its direct or indirect customers, or its suppliers, for direct or indirect patent infringement under the Licensed Gigabit Technology and U.S. Patent No. 6,526,446 (the “’446 Patent”) with respect to any Covered Products or any other Realtek or Realtek-Subsidiary Products, or to assert the Licensed Gigabit Technology and/or the ‘446 Patent to allege

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infringement thereof as to Covered Products or any other Realtek or Realtek-Subsidiary Products. In addition, pending the timely payment of the amounts set forth in Section 2, 3Com covenants not to sue Realtek, its Subsidiaries, its direct or indirect customers, or its suppliers, for direct or indirect patent infringement under the Licensed Gigabit Technology and the ‘446 Patent with respect to Covered Products or any other Realtek or Realtek-Subsidiary Products, or to assert the Licensed Gigabit Technology and/or the ‘446 Patent to allege infringement thereof as to Covered Products or any other Realtek or Realtek-Subsidiary Products, until such payment is timely made.

1.4	Nothing contained in this Agreement will be construed as conferring by implication, estoppel or otherwise, any license or other right under any patent rights or other industrial or intellectual property rights of either Party in any jurisdiction except for the licenses expressly granted herein. Nothing in this Agreement prevents either Party from seeking any available remedies under patent law for any patent infringement by the other Party when the Party does not have a license, covenant or release with respect to that activity, including any remedies available under 35 U.S.C. §§ 281, 283, 284 and 285.
2.	PAYMENT AND LICENSE FEES
2.1	In consideration for the licenses granted in Sections 1.1 and 1.3 above, the Realtek Group shall pay to 3Com a license fee in the amount of USD $35,000,000.00, representing royalties covering as stated in Sections 1.1 and 1.3 above. Payment of the license fee shall be made by Amber Universal Inc. in full within 45 (forty-five) days following the execution of this Agreement by wire transfer to an account to be designated by 3Com.

2.2	Upon full payment of the license fee set forth in Section 2.1, the licenses granted to the Realtek Group hereunder shall be fully paid-up and irrevocable. If the license fee is not timely paid in full, this Agreement shall be null and void in its entirety and its provisions shall have no effect.
3.	APPLICABLE LAW
3.1	This Agreement shall be governed by and construed according to the laws of the United States of America and the State of California, applicable to agreements negotiated, executed and performed wholly within the State of California and without conflict of laws consideration. The Parties agree that exclusive jurisdiction and venue for any action brought between the Parties relating to the subject matter of this Agreement shall lie in the United States District Court for the Northern District of California, and each of the Parties agrees and submits itself to the exclusive jurisdiction and venue of such courts for such purpose.
4.	TRANSFERABILITY/ASSIGNABILITY
4.1	Each Party agrees that any transfer or assignment of any or all of its rights and obligations under this Agreement shall be null and void and ineffective, unless

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both (a) the other Party consents in writing to the transfer or assignment, and
(b) the entity acquiring or receiving assignment or transfer of said rights agrees, in a writing provided to the other Party, to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, (x) in the event of a transfer or assignment of all of the Gigabit Patents by 3Com, as part of a larger transaction or otherwise, the Realtek Group’s consent to a transfer or assignment of this Agreement to the transferee or assignee of all of the Gigabit Patents shall not be required, and (y) in the event that the Realtek Group desires to transfer all or substantially all of the assets of its communication network business unit, 3Com’s consent to a transfer or assignment of the entirety of the Realtek Group’s rights and obligations under this Agreement to the transferee or assignee of those assets shall not be unreasonably withheld, in each case provided that the transferee or assignee agrees to be bound by the terms and conditions of this Agreement. 3Com may freely transfer or assign any of the Gigabit Patents, separate and apart from any transfer or assignment of this Agreement, but if, and only if, and on the condition that the transferee or assignee previously agrees in writing to be bound by the terms and conditions of this Agreement.
5.	MISCELLANEOUS PROVISIONS
5.1	Representations. Each Party represents (a) that it has read and understands this Agreement, (b) that it has investigated the facts pertinent to this Agreement as it deemed necessary, (c) that it has been represented by legal counsel of its own choice in the negotiation and drafting of this Agreement, and has executed this Agreement with the advice and consent of such counsel, (d) that no other Party, nor any agent or attorney of any other Party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce it to execute this Agreement, and (e) that it has not executed this Agreement in reliance on any promise, representation or warranty not contained herein. The Parties have included this clause to preclude any claim that any Party was fraudulently induced to execute this Agreement and to preclude the introduction of parol evidence to vary, interpret, supplement or contradict the terms of this Agreement.

5.2	Amendments. This Agreement, including this provision of this Agreement, may be amended only by a writing signed by the Party to be charged with such amendment or its successor(s) in interest.

5.3	Construction. No presumption for or against either Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected to, or involving this Agreement. Accordingly, the Parties hereby waive the benefit of California Civil Code §1654 and any successor or amended statute, which provides that in cases of uncertainty, the language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

5.4	Unenforceable Terms. In the event any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, that part will be severed from the balance of this Agreement and the remaining provisions shall

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nevertheless be binding upon the Parties with the same force and effect as though the void or unenforceable parts had been severed and deleted. Notwithstanding the foregoing, if the void or unenforceable parts were essential to the intended purpose of this Agreement, then the Party who was to receive the benefit of each said part has the option to void this Agreement in its entirety.

5.5	Waiver of Terms. A waiver of any term or condition of this Agreement will not be deemed to be, and may not be construed as, a waiver of any other term or condition thereof.

5.6	Authority. Each of the Parties represents, warrants and agrees that it has the full right and authority to enter into this Agreement, and that the person executing this Agreement on its behalf has the full right and authority fully to commit and to bind such Party.

5.7	Non-Assignment of Claims. Each Party hereto represents and warrants that such Party is the sole and lawful owner of all right, title, and interest in and to every claim and other matter conferred pursuant to this Agreement, and that such Party has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claims or other matters herein conferred.

5.8	Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Parties’ respective successors, assigns, affiliates, subsidiaries, parent companies, predecessors, successors, divisions, operating companies, officers, directors, agents, employees, representatives, shareholders, heirs, partners, investors, accountants, and attorneys, individually and in the capacity indicated.

5.9	Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered an original but all of which will constitute one agreement.

5.10	Confidentiality. The Parties shall keep the terms of this Agreement confidential and shall not disclose them to other persons, except as required by law or legal process or to comply with regulatory or financial disclosure obligations. Notwithstanding the foregoing, the Parties understand that either Party may at its discretion publicly disclose the total agreed payments from Realtek to 3Com, that 3Com has covenanted not to sue Realtek and its customers under the Licensed Gigabit Technology with respect to Realtek products, and that 3Com has licensed Realtek with respect to those patents and related technology. In addition, either Party may, at its discretion, disclose this Agreement to: (a) its legal, financial, tax and other advisors; (b) to potential acquirors of their respective businesses (and in the case of Realtek, to potential acquirors of the relevant product lines); and (c) in the case of 3Com, to potential licensees or purchasers of any or all of the Gigabit Patents, in each case provided that the persons to whom the Agreement is disclosed agree in writing to respect the confidentiality thereof.

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5.11	In an action for breach of this Agreement or any other agreement between the Parties, the Parties may introduce this Agreement into evidence in order to enforce its terms. In an action for infringement, this Agreement or any other agreement between the Parties may be introduced into evidence by Realtek in order to support any asserted defense that the alleged infringement is covered by the license, release, or covenant not to sue contained in this Agreement.
          IN WITNESS THEREOF, this Agreement has been executed and delivered by the Parties hereto by their duly authorized officers or representatives.

3COM CORPORATION

By:	/s/ Neal D. Goldman

Title: Executive Vice President

REALTEK SEMICONDUCTOR CORPORATION

By:	/s/ ILLEGIBLE

Title: President

AMBER UNIVERSAL INC.

By:	/s/ ILLEGIBLE

Title: Director

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Exhibit A
COVERED PRODUCTS
RTL8139
RTL8139A
RTL8139B
RTL8139C
RTL8139D
RTL8100
RTL8100B
RTL8100C
RTL8100E
RTL8101E
RTL8101L
RTL8139C+
RTL8169
RTL8169S-32
RTL8110S-32
RTL8169S-64
RTL8110S-64
RTL8169SB
RTL8110SB
RTL8169SC
RTL8110
RTL8110SC